Exhibit 99.1
Contact:
Jenny Swanson
Director, Investor Relations
Universal Technical Institute, Inc.
(623) 445-9351
Universal Technical Institute Reports First Quarter Results for Fiscal 2009
PHOENIX — Feb. 3, 2009 — Universal Technical Institute, Inc. (NYSE: UTI), a leading provider of technical education training, today reported net income of $2.3 million for the first quarter ended Dec. 31, 2008, or 9 cents per diluted share, as compared to net income of $6.5 million, or 24 cents per diluted share, for the first quarter of the prior year.
First Quarter Operating Performance
For the first quarter of fiscal 2009, net revenues were $90.1 million, a 0.1 percent increase from $90.0 million for last year’s first quarter. The increase in net revenues primarily relates to higher tuition prices, partially offset by a decline in average undergraduate full-time student enrollment, a decrease in students retaking courses and an increase in need-based tuition scholarships, higher military and veteran discounts.
“We continue to see strong year-over-year growth with leads generated and contracts written. Further, this is the third consecutive quarter with year over year start growth. As stated previously, while quarterly results may vary significantly, we believe these positive trends will drive year over year growth in our average student population during the last half of our fiscal year. Given the solid growth in contracts written, we continue to focus on show rate improvement to drive gains in operating efficiencies,” said Kimberly McWaters, President and Chief Executive Officer of UTI.

Operating income for the first quarter of fiscal 2009 was $3.6 million, compared to $9.3 million in the same period last year.
Educational services and facilities expense increased $1.6 million, or 3.4 percent to $47.7 million for the three months ended Dec. 31, 2008, from $46.2 million in the three months ended Dec. 31, 2007. This increase is primarily attributable to an increase in compensation and benefits of approximately $0.9 million due to an increase in salaries expense related to an increase in the number of employees in our financial aid and other student support departments. As a result of the increase in student applications, we have increased the staff in these areas to better assist our students.
Selling, general and administrative expense increased $4.2 million, or 12.3 percent to $38.8 million for the three months ended Dec. 31, 2008, from $34.5 million for the three months ended Dec. 31, 2007. The increase was primarily attributable to an increase in compensation and benefits expense, advertising expense and bad debt expense, partially offset by a decrease in contract services expense. We experienced an increase in compensation and benefits of approximately $2.8 million as a result of an increase in sales force representatives in response to the increase in leads, an increase in benefits expense due to increased expenses under our self-insured employee benefit plans, and an increase in bonus expense as a result of certain campuses meeting their first quarter bonus criteria for the fiscal year ending Sept. 30, 2009. The increase in advertising expense of approximately $1.2 million is the result of intentionally reducing our advertising spend last year during the first quarter in anticipation of the launch of our new advertising campaign during the second quarter of 2008. Bad debt expense increased approximately $1.2 million during the quarter due to an increase in our allowance for doubtful accounts in response to the changes in the overall economic environment and our internal financial aid processes. The decrease in contract services expense of approximately $0.5 million is due to a decrease in information technology consulting services.

Interest income decreased $1.3 million to $79,000 for the three months ended Dec, 31, 2008, from $1.4 million for the three months ended Dec. 31, 2007. The decrease is primarily attributable to moving approximately $80 million in our investment account to a lower risk treasury fund investment that earns a lower amount of interest.
Balance Sheet and Cash Flow
At Dec. 31, 2008, cash and cash equivalents were $87.5 million compared with $80.9 million at Sept. 30, 2008. At Dec. 31, 2008, shareholders’ equity was $111.9 million compared with $108.2 million at Sept. 30, 2008.
Cash flow provided by operations was $10.7 million for the three months ended Dec. 31, 2008, compared with $4.5 million for the three months ended Dec. 31, 2007. This increase is primarily attributable to a decrease in accounts receivable and an increase in deferred revenue, partially offset by the decline in net income.

Student Enrollment Data and Capacity Utilization

	Three Months Ended
	December 31,
	2008	2007
Average undergraduate full-time student enrollment	16,323	16,576
Total seats available	24,670	25,090
Average capacity utilization	66.2%	66.1%
End of period undergraduate full-time student enrollment	15,143	15,415
Total starts	3,319	3,126
The increase in starts is a result of the increased number of contracts written for future students during the period of January through December 2008. Although this is the third consecutive quarter we achieved start growth, growth in student populations lag such trends.
Fiscal 2009 Outlook
During the remainder of fiscal 2009, we anticipate continued positive momentum in our key leading indicators and anticipate growth in student contracts on a percentage basis in the low teens and the percent of growth in student starts to range from the high single to low double digits. Additionally, we believe average undergraduate full-time student enrollment and capacity utilization should show improvement on a year-over-year basis during the last half of our fiscal year. Due to the seasonality of our business and normal fluctuations in student populations, we would expect volatility in our quarterly results.
Conference Call
Management of Universal Technical Institute will hold a conference call to discuss its fiscal 2009 first quarter results today at 3:00 p.m. Phoenix Time (5:00 p.m. Eastern Time). This call can be accessed by dialing 800-218-4007 or 303-262-2053. Investors are invited to listen to the call live at www.uti.edu. Please access the web site at least 15 minutes early to register, download and install any necessary audio software. A replay of the call will be available on the Investor Relations section of UTI’s web site and will be archived for 60 days or alternatively the call will be available through Tuesday, Feb. 10, 2009. To hear the replay, dial (800) 405-2236 (domestic) or (303) 590-3000 (international) and enter pass code 11125072#.

About Universal Technical Institute
Universal Technical Institute is the leading provider of technical education training for students seeking careers as professional automotive, diesel, collision repair, motorcycle and marine technicians as measured by total average undergraduate enrollment. The company offers undergraduate degree, diploma and certificate programs at 10 campuses across the United States, and manufacturer-sponsored advanced programs at 19 dedicated training centers. Through its campus-based school system, Universal Technical Institute offers specialized technical education programs under the banner of several well-known brands, including Universal Technical Institute (UTI), Motorcycle Mechanics Institute and Marine Mechanics Institute (MMI) and NASCAR Technical Institute (NTI). We routinely post important information about us on our web site at www.uti.edu under the “About Us — Investors — Information” captions.
Safe Harbor Statement
All statements other than statements of historical fact could be deemed “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements. Factors that could affect the company’s actual results include, among other things, changes to federal and state educational funding, possible failure or inability to obtain regulatory consents and certifications for new or expanding campuses, potential increased competition, changes in demand for the programs offered by the company, increased investment in management and capital resources, the effectiveness of the company’s recruiting, advertising and promotional efforts, changes to interest rates and unemployment, general economic conditions and other risks that are described from time to time in the public filings of the company. Further information on these and other potential factors that could affect the company’s financial results or condition may be found in the company’s filings with the Securities and Exchange Commission. The forward-looking statements speak only as of the date of this press release. The company expressly disclaims any obligation to publicly update any forward-looking statements whether as a result of new information, future events, changes in expectations, any changes in events, conditions or circumstances, or otherwise.
(Tables Follow)

UNIVERSAL TECHNICAL INSTITUTE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENTS (UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended
	December 31,
	2008	2007

Net revenues	$90,121	$90,035

Operating expenses:
Educational services and facilities	47,742	46,186
Selling, general and administrative	38,790	34,545

Total operating expenses	86,532	80,731

Income from operations	3,589	9,304

Other income (expense):
Interest income	79	1,371
Interest expense	(12)	(10)
Other income	71	—

Total other income	138	1,361

Income before income taxes	3,727	10,665
Income tax expense	1,423	4,182

Net income	$2,304	$6,483

Earnings per share:
Net income per share — basic	$0.09	$0.24

Net income per share — diluted	$0.09	$0.24

Weighted average number of common shares outstanding:
Basic	25,090	26,788

Diluted	25,462	27,423

UNIVERSAL TECHNICAL INSTITUTE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	December 31,	September 30,
	2008	2008
	($’s in thousands)
Assets
Current assets:
Cash and cash equivalents	$87,531	$80,878
Restricted cash	2,000	2,000
Receivables, net	15,654	20,222
Deferred tax assets	5,995	5,951
Prepaid expenses and other current assets	9,366	8,568

Total current assets	120,546	117,619
Property and equipment, net	67,588	68,258
Goodwill	20,579	20,579
Other assets	2,881	2,919

Total assets	$211,594	$209,375

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$34,372	$37,995
Deferred revenue	45,605	44,695
Accrued tool sets	3,889	3,870
Income tax payable	2,500	—
Other current liabilities	40	44

Total current liabilities	86,406	86,604
Deferred tax liabilities	1,491	2,908
Deferred rent liability	5,426	5,354
Other liabilities	6,418	6,322

Total liabilities	99,741	101,188

Commitments and contingencies

Shareholders’ equity:
Common stock, $0.0001 par value, 100,000,000 shares authorized, 28,408,555 shares issued and 25,091,310 shares outstanding at December 31, 2008 and 28,406,762 shares issued and 25,089,517 shares outstanding at September 30, 2008	3	3
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Paid-in capital	138,462	137,100
Treasury stock, at cost, 3,317,245 shares at December 31, 2008 and September 30, 2008	(59,571)	(59,571)
Retained earnings	32,959	30,655

Total shareholders’ equity	111,853	108,187

Total liabilities and shareholders’ equity	$211,594	$209,375

UNIVERSAL TECHNICAL INSTITUTE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended
	December 31,
	2008	2007
	(In thousands)
Cash flows from operating activities:
Net income	$2,304	$6,483
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,371	4,381
Bad debt expense	2,084	928
Stock-based compensation	1,390	1,545
Deferred income taxes	(1,473)	(731)
Loss on sale of property and equipment	121	407
Changes in assets and liabilities:
Receivables	2,336	(3,925)
Prepaid expenses and other current assets	(807)	55
Other assets	8	453
Accounts payable and accrued expenses	(3,310)	(5,565)
Deferred revenue	910	(4,505)
Income tax payable	2,647	5,210
Accrued tool sets and other current liabilities	15	(263)
Other liabilities	83	58

Net cash provided by operating activities	10,679	4,531

Cash flows from investing activities:
Purchase of property and equipment	(4,016)	(6,490)
Proceeds from sale of property and equipment	5	32,662

Net cash (used in) provided by investing activities	(4,011)	26,172

Cash flows from financing activities:
Proceeds from issuance of common stock under employee plans	(17)	158
Excess tax benefit from stock-based compensation	2	—
Purchase of treasury stock	—	(6,810)

Net cash used in financing activities	(15)	(6,652)

Net increase in cash and cash equivalents	6,653	24,051
Cash and cash equivalents, beginning of period	80,878	75,594

Cash and cash equivalents, end of period	$87,531	$99,645